Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of NextWave Wireless, Inc (“the Company”) on Form S-4 of our report for Packet Video Corporation (the “Predecessor Company”) dated March 22, 2005 (except for Note 4, paragraph 2, as to which the date is April 11, 2005), appearing in Form 10 of NextWave Wireless LLC, for the period from April 13, 2005 (inception) through December 31, 2005. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Moss Adams LLP

Irvine, CA
September 13, 2006